Exhibit 10.32

Certain identified information in this document has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such redacted information is indicated by [***]. Such redacted information has been excluded from this document because it is both not material and is the type that Azul S.A. treats as private or confidential.

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of May 21, 2026, which amends and restates the Warrant Agreement, dated as of February 17, 2026 (as amended by that First Amendment to Warrant Agreement, dated as of March 31, 2026) is by and among Azul S.A., a Brazilian corporation (sociedade anônima) (the “Company”) and American Airlines, Inc. (the “Holder”).

WHEREAS, on May 28, 2025, the Company and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under the Case No. 25-11176 (SHL);

WHEREAS, on December 10, 2025, the Debtors filed the second amended Joint Chapter 11 Plan of Reorganization of Azul S.A. and its Debtor Affiliates [ECF No. 1031] (as amended or supplemented from time to time, the “Plan of Reorganization”);

WHEREAS, on December 19, 2025, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order (I) Confirming the Joint Chapter 11 Plan of Reorganization of Azul S.A. and its Debtor Affiliates and (II) Granting Related Relief [ECF No. 1090] (the “Confirmation Order”) confirming the Plan of Reorganization;

WHEREAS, on February 17, 2026, the Company and the Holder entered into that certain Warrant Agreement (as amended by that certain First Amendment to Warrant Agreement, dated as of March 31, 2026, the “Original Agreement”);

WHEREAS, on February 20, 2026 (the “Plan Effective Date”) the Plan of Reorganization became effective;

WHEREAS, the Plan of Reorganization and the Restructuring Transactions (as defined in the Plan of Reorganization) contemplate the issuance of common shares, no par value, of the Company (the “Common Shares”), including through an equity rights offering (“ERO”) of certain Common Shares consummated on the terms and conditions set forth in the Plan of Reorganization and other applicable documents and agreements;

WHEREAS, the Company, the Holder and other parties have entered into that certain Equity Investment Agreement, dated as of November 7, 2025 (the “Original Equity Investment Agreement”), pursuant to which, among other things, the Holder has committed to make certain strategic investments in the Company in connection with the Restructuring Transactions;

1

WHEREAS, pursuant to the Plan of Reorganization, the Company, the Holder and other parties entered into that certain Amended and Restated Equity Investment Agreement, dated as of February 17, 2026 (as further amended and restated, the “Equity Investment Agreement”), pursuant to which, among other things, the Holder committed to subscribe for warrants (bônus de subscrição), in the form of Schedule 1A hereto (defined below as the First Tranche Warrants);

WHEREAS, the Company issued the First Tranche Warrants (as defined below) exercisable into 26,389,528 Common Shares in the aggregate and is prepared to deliver them to the Comissário (as defined below) for the benefit of the Holder;

WHEREAS, in connection with the Incremental Warrant Issuance (as defined below), the Company has agreed to issue and the Holder has committed to subscribe for additional warrants exercisable into 5,449,247 Common Shares in the aggregate, in the form of Schedule 1B hereto (defined below as the Second Tranche Warrants, and together with the First Tranche Warrants, the “Warrants”) to the Holder, with the First Tranche Warrants and Second Tranche Warrants exercisable into 31,838,775 Common Shares in the aggregate (equal to 7.73% of the Common Shares outstanding as of the date hereof, as set forth in the revised equity ownership table set forth in Exhibit A) (the “Shares” and such percentage, the “Agreed Percentage”), with an aggregate exercise price of USD$100,000,000, to be exercised in whole in or part by the Holder in accordance with the terms herein;

WHEREAS, without limiting the Holder’s right to receive Common Shares corresponding to the Agreed Percentage, the Company has granted, with respect to the First Tranche Warrants, and will grant, with respect to the Second Tranche Warrants, preemptive rights to its existing shareholders, pursuant to the Brazilian Law No. 6,404/76 (“Brazilian Corporations Law”), which, upon exercise, entitle each shareholder the right to purchase a certain number of additional Warrants, based on their pro rata equity stake in the Company’s share capital;

WHEREAS, United Airlines, Inc. (“United”), the Additional Investment Parties, and the Requisite Backstop Commitment Parties (as defined in the A&R Backstop Commitment Agreement) have consented to the issuance of Warrants pursuant hereto in accordance with the Plan of Reorganization, the Other SIP Subscription Agreements, as amended, the Additional Equity Investment Agreement, and the A&R Backstop Commitment Agreement, as applicable, and in that context have waived to their preemptive rights in connection with the issuance of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the Holders of the Warrants;

WHEREAS, the Company intends to issue additional warrants to the Holder, United, and the Additional Investment Parties (the “Incremental Warrant Issuance”), inclusive of Second Tranche Warrants to the Holder;

2

WHEREAS, pursuant to Section 7.8 of the Original Agreement, the Company and the Holder desire to amend and restate in its entirety the Original Agreement with this Agreement;

WHEREAS, this Agreement amends and restates the Original Agreement by and among the Company and the Holder in its entirety; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.         Definition of Terms. Capitalized terms not defined herein shall have the respective meanings set forth in the Equity Investment Agreement. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)             “A&R Backstop Commitment Agreement” has the meaning set forth in the Equity Investment Agreement.

(b)             “A&R United and Additional Investment Warrant Agreement” has the meaning set forth in Section 5.2 hereof.

(c)             “Additional Common Shares” has the meaning set forth in Section 4.1 hereof.

(d)             “Additional Investment Parties” means, collectively, the Subscribers as defined in the Additional Equity Investment Agreement.

(e)             “Additional Equity Investment Agreement” has the meaning set forth in the Equity Investment Agreement.

(f)              “Adjustment Event” has the meaning set forth in Section 4.2 hereof.

(g)             “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(h)             “Agreed Percentage” has the meaning set forth in the Recitals.

(i)              “Antitrust Authority” has the meaning set forth in the Equity Investment Agreement.

(j)              “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

(k)             “Board of Directors” means the Board of Directors of the Company.

3

(l)              “Bookkeeping Agent” means the financial institution engaged by the Company to provide securities registration services, which is currently Itaú Corretora de Valores S.A.

(m)           “Business Day” means any day other than a Saturday, Sunday or any other day on which (i) the Primary Stock Exchange is closed for trading or (ii) banking institutions in New York, New York, or São Paulo, São Paulo, are authorized or obligated by Law to close.

(n)             “CADE” means Brazil’s Administrative Council for Economic Defense.

(o)             “CADE Approval” shall be deemed obtained upon the first to occur of the following: (a) the issuance of the certificate of final judgment by CADE (certidão de trânsito em julgado) regarding the decision of the General Superintendence approving the transaction, without any condition, restriction or requirement, provided that no third-party appeal or request for avocation by a member of the Administrative Tribunal of CADE has been filed during such fifteen (15) days, in accordance with article 132 of CADE’s Internal Rules (as approved by CADE Resolution No. 32, of February 2, 2021), or (b) publication of the final decision by the Administrative Tribunal of the CADE approving the transaction or applying remedies, subject to the limitations provided herein and in Section 6.4(e) of the Equity Investment Agreement.

(p)             “Change of Control” means, in each case, with respect to the Company and in connection with a consolidation, merger, sale of substantially all assets or similar transaction: (i) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which all Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which all Common Shares will be converted into cash, other securities or other property; (iii) any transaction or series of related transactions (including any reorganization, merger, consolidation, share exchange or other transaction) as a result of which any Person or “group” (within the meaning of Article 116 of the Brazilian Corporations Law) becomes the beneficial owner (directly or indirectly) of more than 50% of the voting stock of the Company (or any successor thereto; provided, however, that such a transaction in which the holders of all classes of the Company’s ordinary share capital immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction shall not be a Change of Control pursuant to clause (i), clause (ii) or this clause (iii); or (iv) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided that, notwithstanding the forgoing, a transaction which triggers an adjustment pursuant to Sections 4.1, 4.2 or 4.3 hereof shall not be a Change of Control. For the avoidance of doubt, in no event shall any merger, consolidation, share exchange or similar transaction between the Company and Azul Linhas Aéreas Brasileiras, or between the Company and any other of the Company’s Subsidiaries, constitute a Change of Control under this Agreement. For the avoidance of doubt, the Holder shall be entitled to receive notice of a transaction that constitutes a Change of Control reasonably promptly following the public announcement of the consummation thereof, which notice shall describe in reasonable detail the material terms of such Change of Control,

4

including the consideration paid in connection therewith. Failure to provide such notice shall not affect the effectiveness or validity of any Change of Control.

(q)             “Common Shares” has the meaning set forth in the Recitals, and shall include any successor security as a result of any recapitalization, reorganization, reclassification or similar transaction involving the Company.

(r)              “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares or ADSs, but excluding Options.

(s)             “Creditors’ Entities” has the meaning set forth in the Plan of Reorganization.

(t)              “Current Sale Price” of the Common Shares on any date of determination means:

(i)              if the Common Shares are listed on the Brazilian Stock Exchange on such date, the average closing sale price per share of the Common Shares (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the trading day as of such date of determination, as reported by the Brazilian Stock Exchange;

(ii)            if the Common Shares are not listed on the Brazilian Stock Exchange on such date, but on a U.S. national or regional securities exchange, the average closing sale price per Common Shares (or if no closing sale price is reported, the average of the high bid and low asked prices or, if more than one in either case, the average of the average high bid and low asked prices) for the trading day as of such date of determination, as reported in composite transactions for such securities exchange (or, if more than one, the principal securities exchange on which the Common Shares are traded);

(iii)          if the Common Shares are not listed on either the Brazilian Stock Exchange or a U.S. national or regional securities exchange, the average last quoted sale price for the Common Shares (or, if no sale price is reported, the average of the high bid and low asked price for such date ) for such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization; or

(iv)           in all other cases, as determined in good faith by the Board of Directors.

The Current Sale Price shall be determined without reference to early hours, after hours or extended market trading.

(u)             “CVM” means the Brazilian Securities Commission.

(v)             “Date of Issuance” has the meaning set forth in Section 2.1(a) hereof.

(w)           “Election Meetings” has the meaning set forth in Section 3.3(b) hereof.

5

(x)             “Equity Investment Agreement” has the meaning set forth in Recitals.

(y)             “ERO” has the meaning set forth in the Recitals.

(z)             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa)          “Exercise Date” means the date on which the Warrants are exercised pursuant to and in accordance with the terms and conditions described herein.

(bb)         “Exercise Notice” has the meaning set forth in Section 3.4(a) hereof.

(cc)          “Exercise Period” has the meaning set forth in Section 3.2 hereof.

(dd)         “Exercise Price” means (i) with respect to the First Tranche Warrants, USD$0.000020938828792967700 per Common Share as of February 17, 2026, which, after giving effect to the 150,000-to-1 reverse share split approved by the Company’s shareholders on March 25, 2026, is USD$3.1408243189451600 per Common Share as of the date hereof, and (ii) with respect to the Second Tranche Warrants, USD$3.1408243189451600 per Common Share, in each case converted into Brazilian Reais based on the PTAX as of the Business Day immediately prior to the Exercise date and subject to adjustment as provided in Article IV. Notwithstanding anything to the contrary in this Agreement, the Holder is entitled to pay the Exercise Price in United States dollars, and the aggregate Exercise Price payable by the Holder hereunder upon exercise of all Warrants issued to the Holder under this Agreement shall equal USD$100,000,000. In the case of a Partial Exercise, the aggregate Exercise Price payable, disregarding, in any case, any and all references to its conversion to Brazilian Reais which the Company hereby waives and shall not apply to the Warrants exercised pursuant to this Agreement as set forth in Section 3.2(a)(i), shall equal a pro rata portion of USD$100,000,000, calculated in accordance with Section 3.2A(b)(ii).

(ee)          “First Tranche Delivery Deadline” has the meaning set forth in Section 2.1(a) hereof.

(ff)           “First Tranche Warrants” has the meaning set forth in Section 2.1(a) hereof.

(gg)         “Fully Diluted” means all Common Shares outstanding as of the applicable measurement date together with all Common Shares then issuable upon (i) the conversion of Convertible Securities at the then applicable conversion rate, and (ii) the exercise of any Options; provided that, for purposes of clauses (i) and (ii), (A) all conditions to the convertibility and/or exercisability of Convertible Securities and Options of the Company, shall be deemed to have been satisfied, and (B) all authorized but unissued Common Shares reserved for issuance under any equity compensation plan, employee stock purchase plan or similar plan, or reserved for issuance upon the exercise, conversion or exchange of any outstanding Options, Convertible Securities, warrants, or other rights, whether or not such shares have been granted or allocated to any specific recipient, shall be included in such calculation. For the avoidance of doubt, “Fully Diluted” shall include all Common Shares issuable upon the exercise of Options and the conversion of Convertible Securities that are outstanding or have been authorized for issuance, regardless of whether such Options or Convertible Securities have vested, are currently exercisable, or are subject to any conditions precedent to exercise or conversion.

6

(hh)         “Governance Term Sheet” has the meaning set forth in the Plan of Reorganization.

(ii)            “Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(jj)            “Holder” has the meaning set forth in the Recitals.

(kk)         “Incremental Warrant Issuance” has the meaning set forth in the Recitals.

(ll)            “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(mm)     “Legal Limit” means the maximum percentage of Common Shares (on a Fully Diluted basis) that the Holder may acquire without triggering any requirement for regulatory approval, filing, or notification under applicable Law (including any ownership, control, or change-of-control thresholds under Brazilian law, antitrust law, or aviation law), which, as of the date hereof, shall not exceed four point ninety-nine (4.99%) of the Common Shares outstanding as of the Exercise Date.

(nn)         “Options” means any warrants or other rights or options to subscribe for or purchase Common Shares or Convertible Securities, whether or not currently exercisable, vested, or subject to any conditions to exercise, including without limitation (i) options granted pursuant to any stock option, equity incentive, or similar plan of the Company, (ii) warrants, including the GUC Warrants, (iii) phantom equity, stock appreciation rights, restricted stock units or other equity-linked awards that are payable or settleable in Common Shares, and (iv) any other contract, commitment, understanding or arrangement pursuant to which the Company is or may become obligated to issue or sell Common Shares or Convertible Securities.

(oo)         “Other SIP Subscription Agreements” has the meaning set forth in the Equity Investment Agreement.

(pp)         “Outside Date” means the date that is three hundred thirty (330) days after all formal filings necessary to begin the CADE Approval review period for the Holder have been made (or are required to be made hereunder), plus fifteen (15) Business Days.

(qq)         “Partial Exercise Trigger Date” has the meaning set forth in Section 3.2A(a) hereof.

(rr)           “Permitted Transferee” has the meaning set forth in Section 2.1(d) hereof.

7

(ss)           “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity (as such term is defined in the Bankruptcy Code).

(tt)            “Plan Effective Date” means the occurrence of the “Effective Date” under the Plan of Reorganization.

(uu)         “Plan of Reorganization” has the meaning set forth in the Recitals.

(vv)         “Primary Stock Exchange” means the principal securities exchange or over-the-counter market on which the Common Shares are listed or traded.

(ww)      “Pro Rata Repurchase Offer” means any offer to purchase Common Shares by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Shares (subject to satisfaction of any conditions to participation therein such as those relating to minimum holding percentages or accredited status) to purchase or exchange their Common Shares, in the case of both (i) or (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Warrants are outstanding; excluding, in all cases any tender offer made to holders of fewer than one hundred Common Shares in order to reduce the number of small shareholders of record (odd lot tender offers). The “effective date” of a Pro Rata Repurchase Offer shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase Offer or the date of purchase with respect to any Pro Rata Repurchase Offer that is not a tender or exchange offer.

(xx)         “Requisite Holders” means the Holders of Warrants exercisable for a majority of the Common Shares issuable upon exercise of all Warrants then outstanding, including in all cases the Holder, for so long as the Holder holds Warrants hereunder.

(yy)         “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

(zz)          “Second Tranche Delivery Deadline” has the meaning set forth in Section 2.1(a) hereof.

(aaa)       “Second Tranche Warrants” has the meaning set forth in Section 2.1(a) hereof; provided, that, for the avoidance of doubt, the Second Tranche Warrants shall be issued as part of the Incremental Warrant Issuance.

(bbb)      “Securities Act” means the Securities Act of 1933, as amended.

(ccc)       “Strategy Committee” means the statutory committee established pursuant to the Company’s amended bylaws.

8

(ddd)      “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity (other than a corporation), a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the general partner, the managing member or entity performing similar functions of such partnership, limited liability company or other business entity.

(eee)       “Transfer” means any transfer, sale, assignment or other disposition.

(fff)         “United” has the meaning set forth in the Recitals.

(ggg)      “Warrant Exercise Shares” means, with respect to any Warrant, the number of Common Shares issuable upon exercise of such Warrant, as such number may be adjusted from time to time as provided in Article IV. As of the date hereof, each First Tranche Warrant shall be exercisable for 1/150,000th of a Common Share and each Second Tranche Warrant shall be exercisable for one Common Share, in each case subject to adjustment from time to time as provided in Article IV. The aggregate Warrant Exercise Shares for the First Tranche Warrants and the Second Tranche Warrants as of the date hereof are 26,389,528 Common Shares and 5,449,247 Common Shares, respectively.

(hhh)      “Warrants” has the meaning set forth in the Recitals.

Section 1.2.         Rules of Construction.

(a)             The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders. Any references herein to the Warrants shall, unless context requires otherwise, be inclusive of both the First Tranche Warrants and the Second Tranche Warrants, whether or not stated. Any references herein to the Date of Issuance, the Exercise Period, or the Exercise Price shall mean the Date of Issuance, the Exercise Period, or the Exercise Price, respectively, that is applicable to the First Tranche Warrants or the Second Tranche Warrants, as the context requires.

(b)             Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c)             References to “$” are to dollars in lawful currency of the United States of America.

9

(d)             The Exhibits attached hereto are an integral part of this Agreement.

ARTICLE II.

WARRANTS

Section 2.1.         Issuance of Warrants; Purchase Price.

(a)             On the terms and subject to the conditions of this Agreement and in accordance with the terms of the Plan of Reorganization and the Equity Investment Agreement, as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, in compliance with applicable CVM regulations, (i) on a date no later than May 27, 2026 (the “First Tranche Delivery Deadline”), the Company will deliver Warrants (the “First Tranche Warrants”), exercisable into 26,389,528 Common Shares in the aggregate to the Holder, pursuant to the approval of the Company’s Board of Directors on February 19, 2026, such First Tranche Warrants issued for a total purchase price of R$1.00 payable to the Company and (ii) no later than five (5) Business Days following the date on which the statutory preemptive rights period as set forth in Section 2.3 herein concludes (provided that such date shall occur not more than fifty (50) days following the execution of this Agreement) (the “Second Tranche Delivery Deadline”), the Company will issue additional Warrants (the “Second Tranche Warrants”), exercisable into 5,449,247 Common Shares in the aggregate to the Holder, such Second Tranche Warrants issued for a total purchase price of R$1.00 payable to the Company; provided that, if the Company fails to deliver the First Tranche Warrants to the Holder within two (2) Business Days after the First Tranche Delivery Deadline and/or fails to cause the Second Tranche Warrants to be validly issued and delivered to the Holder within two (2) Business Days after the Second Tranche Delivery Deadline, then, without limiting any other rights and remedies of the Holder (including specific performance), the relevant Warrants (whether the First Tranche Warrants or the Second Tranche Warrants) shall be deemed issued and delivered as of the First Tranche Delivery Deadline or Second Tranche Delivery Deadline, as applicable, for all purposes of this Agreement (including for purposes of Article IV), and the Company shall be obligated to deliver written confirmation of such issuance and/or delivery, as applicable, and update its share records (including by instructing the Brazilian Stock Exchange, as applicable) accordingly on the same day; provided, further, that if the respective Warrants have not been delivered within two (2) Business Days after the First Tranche Delivery Deadline or Second Tranche Delivery Deadline, as applicable, the Holder shall be entitled to injunctive relief and specific performance to compel the applicable issuance, and the Company shall reimburse the Holder for its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with enforcing this Section 2.1(a). The parties acknowledge the “Date of Issuance” shall mean the date on which the Warrants are issued (or deemed issued) by the Company. It is acknowledged and agreed that the First Tranche Warrants and the Second Tranche Warrants, respectively, are separate series of Warrants and are not fungible with one another.

(b)             The Common Shares issuable pursuant to exercise of all Warrants (inclusive of the First Tranche Warrants and the Second Tranche Warrants) by the Holder shall be exercisable into 31,838,775 Common Shares in the aggregate, as such amount may be adjusted from time to time pursuant to Article IV hereof; provided that, for the avoidance of doubt, (i) such number shall be automatically and correspondingly adjusted pursuant to Article IV of this Agreement, and (ii)

10

any fractional share resulting from an adjustment or otherwise shall be rounded up to the nearest whole share.

(c)             The Company will be required to issue additional Warrants to its existing shareholders in the event of the exercise of preemptive rights, pursuant to the Brazilian Corporations Law and Section 2.3 of this Agreement; provided, however, that such additional issuance shall not affect the issuance of Warrants exercisable into 31,838,775 Common Shares in the aggregate (inclusive of the First Tranche Warrants and the Second Tranche Warrants) to the Holder and the number of Common Shares issuable thereunder.

(d)             Unless otherwise provided in this Agreement, the Warrants shall be issued by electronic entry registration on the books of the Company or the Bookkeeping Agent, as applicable, and consistent with the methods specified in Section 3.4(b), and, if held in the central depository, reflected in the central depository records. The Company shall cause its share records to be updated contemporaneously with such issuance and to reflect any permitted Transfer within two (2) Business Days after receipt of duly completed Transfer instructions in accordance with this Agreement. All Warrants held by the Holder shall be subject to the transfer restrictions set forth in Section 5.1, and may not be transferred, except to an Affiliate of the Holder or as instructed by the Company pursuant to Section 3.3 hereof, and shall otherwise remain with Lumen Trust Ltda. (“Comissário”) until the Warrants are cancelled as provided herein (each, a “Permitted Transferee”). Nothing in this Section 2.1(d) shall be construed to permit any transfer of Warrants other than as permitted under Section 5.1. No certificate will be issued in connection with the issuance of the Warrants.

Section 2.2.         Registration and Countersignature; Evidence of Title. The title of the Warrants shall be evidenced by the deposit account statement issued by the Bookkeeping Agent or, if held in the central depository, by the statement issued in the name of the Holder by the central depository.

Section 2.3.         Preemptive Rights.

(a)             To the maximum extent permitted by Article 77, sole paragraph, and Article 171, paragraph 3, of the Brazilian Corporations Law, the Company shall expedite the delivery of the First Tranche Warrants to the Holder and initiate the statutory preemptive rights relating to the issuance of the Second Tranche Warrants in no more than seven (7) Business Days from the date hereof, provided, in all cases, that the Company shareholders’ right to exercise their statutory preemptive rights shall be limited to a single thirty (30)-day period, with no additional periods being granted or right to receive leftovers (sobras); provided that holders of the First Tranche Warrants shall not be able to exercise any preemptive rights under the Second Tranche Warrants issuance, with the record date for the Second Tranche Warrants being set prior to release for trade and exercise of the First Tranche Warrants. Following the conclusion of this preemptive rights period, the Company shall, consistent with the terms of this Agreement and the Equity Investment Agreement, issue to the Holder Second Tranche Warrants exercisable for 5,449,247 Common Shares.

(b)             The Company shall have (i) received waivers from the Creditors’ Entities of their preemptive rights for the subscription of the First Tranche Warrants and (ii) entered into

11

agreement(s) with the depository of the Company’s ADSs acknowledging and agreeing that such depository shall not exercise, assign, transfer, sell, trade or otherwise dispose of any preemptive rights in connection with the Warrants.

(c)             The Company shall indemnify and hold harmless the Holder from and against any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with enforcing this Section 2.3.

ARTICLE III.

TERMS AND EXERCISE OF WARRANTS

Section 3.1.         Exercise Price. Each Warrant shall entitle the Holder thereof, subject to the provisions of this Agreement, the right to purchase from the Company a number of Common Shares equal to the Warrant Exercise Shares (subject to adjustment from time to time as provided in Article IV hereof), at the price per Common Share equal to the Exercise Price. The Holder may elect to receive American Depositary Shares (“ADS”) in lieu of Common Shares upon any exercise of Warrants hereunder and such ADSs shall if applicable, be listed in accordance with the Registration and Listing Terms.

Section 3.2.         Exercise Period. Warrants shall be exercised by the Holder in whole upon satisfaction of the Mandatory Exercise Conditions pursuant to Section 3.3(a), or to the extent permitted under Section 3.2A or otherwise under applicable Law, in part (in which case the Mandatory Exercise Conditions shall not be required to be met) (x) after the Date of Issuance and (y) prior to the earlier to occur of: (i) the Outside Date, (ii) any Law or Order shall have been enacted, adopted or issued by any Governmental Authority that prohibits the issuance of the Shares to the Holder or CADE has denied approval to the Holder, (iii) the Holder fails to exercise the Warrant within fifteen (15) Business Days of receipt of CADE Approval, (iv) termination of the Equity Investment Agreement in accordance with its terms, or (v) the final withdrawal or termination of filings before CADE is made in accordance with Sections 3.3(d) and 3.3(e) hereof (the period from the Date of Issuance to the date upon which the event in the foregoing clauses (i)-(v) has occurred, the “Exercise Period”). For the avoidance of doubt, the Holder’s obligation to exercise the Warrants shall be subject to the complete satisfaction (or waiver by the Holder) of the Mandatory Exercise Conditions set forth herein, but the Holder may opt, at its sole discretion, to carry-out a Partial Exercise even if the Mandatory Exercise Conditions are not met. To the extent that a Warrant is not exercised during the Exercise Period, it shall be automatically terminated with no action by any Person, and with no further rights thereunder, upon such expiration; provided that, (a) the Warrants shall not terminate automatically and the Company, through a resolution of its Strategic Committee, shall be entitled to, at its sole cost, either determine its cancellation or to instruct the transfer of such Warrant (by the Comissário or by the Holder, as the case may be) in the event that the Holder (1) fails to exercise the Warrant within fifteen (15) Business Days of receipt of CADE Approval in satisfaction of Section 3.3(a)(i), (2) finally withdraws or terminates filings before CADE prior to November 1, 2026 (assuming CADE Approval has not been received by such date in satisfaction of Section 3.3(a)(i), or (3) is in material default of its obligations under the Equity Investment Agreement or this Agreement and, in each case, the Exercise Period shall be extended to effectuate any transfer and subsequent exercise, as applicable, and (b) the Warrants shall be partially exercisable in accordance with Section 3.2A herein and the Exercise Period shall

12

be extended solely to permit such Partial Exercise. For the avoidance of doubt, the Holder shall cease to hold the Warrant, with no action by the Holder and no further rights thereunder, as of the Outside Date if not exercised on or prior to such date.

Section 3.2A Partial Exercise.

(a)             Notwithstanding anything to the contrary in this Agreement, if (i) any Law or Order shall have been enacted, adopted or issued by any Governmental Authority that prohibits the exercise of the Warrants in full by Holder, (ii) CADE shall have denied its approval to the Holder, (iii) the CADE Approval shall not have been obtained in satisfaction of Section 3.3(a)(i) by the date that is fifteen (15) Business Days prior to the Outside Date, or (iv) Holder shall have withdrawn or terminated the filings before CADE in accordance with Section 3.3(e) (each of (i) through (iv), the “Partial Exercise Trigger Date”), the Holder shall have the right, exercisable in its sole discretion, to exercise during the Exercise Period, as extended pursuant to Section 3.2 above, a portion of the Warrants representing such number of Common Shares as shall not exceed the Legal Limit within 30 Business Days of such Partial Exercise Trigger Date (such exercise, a “Partial Exercise”).

(b)             In the event of a Partial Exercise pursuant to this Section 3.2A:

(i)              The Holder shall deliver an Exercise Notice specifying the number of Warrants to be exercised, which number shall correspond to a number of Common Shares not exceeding the Legal Limit;

(ii)            The Exercise Price for such partially exercised Warrants shall be calculated on a pro rata basis (i.e., the aggregate Exercise Price of USD$100,000,000 multiplied by a fraction, the numerator of which is the number of Warrants being exercised and the denominator of which is the total number of Warrants originally issued);

(iii)          Upon a Partial Exercise, the Warrants not so exercised shall terminate automatically, with no further action required by any party and with no further rights thereunder; and

(iv)           For the avoidance of doubt, the anti-dilution adjustments set forth in Article IV shall apply to any Partial Exercise, and the Holder's rights under Article IV shall be calculated with respect to the Warrants actually exercised.

(c)             The right to Partial Exercise under this Section 3.2A shall survive any withdrawal or termination of CADE filings by the Holder in accordance with Section 3.3(e).

Section 3.3.         Mandatory Exercise and Other Covenants.

(a)             Notwithstanding the Partial Exercise right, the Holder shall have the obligation to exercise all of the Warrants (or direct the Comissário to exercise all of the Warrants) and pay the full Exercise Price in an aggregate amount equal to USD$100 million in respect thereof promptly (and in any event within two business days) after the satisfaction of the following conditions (the “Mandatory Exercise Conditions”):

13

(i)              CADE Approval shall have been obtained on terms satisfactory to the Holder.

(ii)            No Law or Order shall have been enacted, adopted or issued by any Governmental Authority that prohibits the issuance of the Shares under this Agreement.

(iii)          The Alliance Agreement, Codeshare Agreement and Frequent Flyer Program Agreements shall have been executed, approved by CADE, and not otherwise have been terminated by the Company or as a result of a breach by the Company.

(iv)           The Interim Director and Interim SC Member (each as defined in the Governance Term Sheet) shall have resigned from the Board and the Strategy Committee, respectively, and Jeff Ogar shall have been seated on the Board (in such capacity, the “Alternate Director”) and Strategy Committee (in such capacity, the “Alternate SC Member”), respectively (and each as defined in the Governance Term Sheet).

(v)             The Closing Date under the Equity Investment Agreement shall have occurred.

(vi)           The number of Common Shares to be issued to the Holder upon exercise of the Warrants shall be adjusted, if necessary, solely as set forth Article IV of this Agreement.

(vii)         No Change of Control has occurred.

(viii)       Other SIP Subscription Agreements. $100 million, or its equivalent in Brazilian Reais, shall have been collectively funded, or contemporaneously funded with the exercise of the Warrants, by any other Strategic Investment Party (as defined in the Equity Investment Agreement).

Notwithstanding the foregoing, the conditions set forth in clauses (iii), (iv), (vi), and (viii) above may be waived, in whole or in part, by the Holder in its sole discretion by written notice to the Company, in which case such waived conditions shall be deemed satisfied for purposes of this Section 3.3(a). No later than ten (10) Business Days following receipt of CADE Approval, if any condition subject to waiver in the preceding sentence is not satisfied, the Holder shall decide whether to waive such conditions and exercise the Warrants.

(b)             Investiture and Election to the Board and Strategy Committee. The Company covenants and agrees that it has caused the election of the Alternate Director and shall cause the election of the Alternate SC Member as alternate members of the Board of Directors and the Strategy Committee, respectively, at (i) a general shareholders’ meeting of the Company which occurred on February 12, 2026, and (ii) a Board of Directors’ meeting of the Company, which occurred on February 19, 2026, and, in each case, the effectiveness of the investiture shall be subject to (condição suspensiva de eficácia) CADE Approval (“Election Meetings”). For that purpose and notwithstanding anything to the contrary (including any omissions or discrepancies between the Election Meetings’ call documents and management proposal and the obligations

14

herein), during the relevant general shareholders’ meeting, the Creditors’ Entities have proposed that the Alternate Director be elected as an alternate Board member to the Interim Director, and voted all its shares in favor of their election, in each case, the effectiveness of the investiture of which shall be subject to CADE Approval.

(c)             Interim Member Resignation. The Company covenants and agrees that, promptly (and in any event within two (2) Business Days) following the initial exercise of the Warrants by the Holder in full for USD$100,000,000 in accordance with Section 3.3, the Company shall cause the Interim Director and the Interim SC Member to resign from the Board and the Strategy Committee, respectively. For the avoidance of doubt, upon the earlier of the expiration of the Exercise Period and the Partial Exercise Trigger Date, the condition for effectiveness of Alternate Director and Alternate SC Member shall be deemed to never have occurred and such appointment shall thereafter become null and void for all legal purposes.

(d)             Withdrawal of CADE Application. Notwithstanding anything to the contrary herein or in the Equity Investment Agreement, the Holder shall be permitted, in its sole discretion, to withdraw or terminate, or cause the withdrawal or termination of, any filings before CADE if CADE Approval has not been received by 5:00 p.m., New York time, on November 1, 2026.

(e)             Certain Issuances. If, at any time prior to the Exercise Date, the Company issues any additional equity securities (or securities convertible into or exercisable for equity securities) that would result in the dilution of the Holder’s Agreed Percentage in the Common Shares (calculated on a fully diluted basis assuming the exercise of all Warrants then outstanding) to below five percent (5%) of the Common Shares outstanding as of the end of the Exercise Period, the Holder shall have the right, upon written notice to the Company, to withdraw or terminate, or cause the withdrawal or termination of, any filings before CADE.

(f)              CADE Filing. The Company shall file, or cause to be filed, all formal filings necessary to begin the CADE Approval review period on or prior to April 3, 2026.

Section 3.4.         Method of Exercise.

(a)             Exercise of Warrants.

(i)              In connection with the exercise of any Warrants, the Holder(s) shall deliver to the Company an exercise notice (“Exercise Notice”). The Holder(s) shall (i) surrender such Warrants for the number of Warrant Exercise Shares being exercised, and (ii) pay the aggregate Exercise Price in United States dollars for such Warrant Exercise Shares, which such payment shall be made by wire transfer to an account specified in writing by the Company to such Holder, in immediately available funds in an amount equal to (a) the Exercise Price in United States dollars multiplied by (b) the number of Warrant Exercise Shares multiplied by (c) the number of Warrants exercised. For the avoidance of doubt, the aggregate Exercise Price in United States dollars corresponding to all Warrants issued or issuable hereunder is USD $100,000,000, and shall be proportionally reduced in case of a partial exercise disregarding, in any case, any and all references to its conversion

15

to Brazilian Reais which the Company hereby waives and shall not apply to the Warrants exercised pursuant to this Agreement.

(ii)            Upon exercise of any Warrants, the Bookkeeping Agent will as promptly as practicable, within a reasonable time period to enable the Company to meet its obligations under Section 3.4(a), deliver written notice to the Company to confirm the number of Common Shares issuable in connection with such exercise. The Company shall calculate and transmit to the Bookkeeping Agent in a written notice, and the Bookkeeping Agent shall have no duty, responsibility or obligation to calculate, the number of Common Shares issuable in connection with any exercise.

(b)             It is the understanding of the parties that the Warrants will be issued directly to and deposited with the Comissário to be retained for the benefit of the Holder, at the Company’s sole cost and expense, and pursuant to an agreement reasonably satisfactory to the Holder. The Comissário will hold such Warrants until CADE Approval or other partial exercise as permitted hereunder. Upon satisfaction of the Mandatory Exercise Conditions, the Holder shall immediately, and in any event within one (1) Business Day thereafter, pay the full amount of the Exercise Price to the Company (disregarding any requirements for conversion to Brazilian Reais as per Section 3.4(a)(i)) and concurrently direct the Comissário to exercise the Warrants. Upon the partial exercise of the Warrants as permitted hereunder, the Holder shall immediately, and in any event within one (1) Business Day thereafter, pay the amount of the Exercise Price in connection with such exercise to the Company (disregarding any requirements for conversion to Brazilian Reais as per Section 3.4(a)(i)) and concurrently direct the Comissário to exercise the corresponding amount of Warrants. The Comissário shall exercise the Warrants, receive the Shares in its name and upon written instruction from the Holder deposit such Shares into the Company’s ADS program. Any fractional number of Common Shares that does not reach the necessary number of Common Shares to form one (1) ADS shall remain with the Comissário; provided, however, that the Comissário shall be responsible for, as soon as reasonably practicable and no later than thirty (30) days following the deposit of Common Shares into the Company’s ADS program pursuant to this Section 3.4(b), selling such Common Shares on the Primary Stock Exchange, and transferring the full proceeds of such sale, in cash, to the Holder upon receipt of payment instructions from the Holder.

For the avoidance of doubt, upon a Partial Exercise pursuant to Section 3.2A, the Holder shall pay the pro rata portion of the Exercise Price corresponding to the Warrants so exercised, and the Comissário shall exercise only the corresponding amount of Warrants on behalf of the Holder, with the remaining Warrants terminating in accordance with Section 3.2A(b)(iii).

Section 3.5.         Issuance of Common Shares.

(a)             Upon the effectiveness of the exercise of the Warrants (in whole or in part, including any Partial Exercise pursuant to Section 3.2A) pursuant to Section 3.4(a), the Company shall, subject to Section 3.6, promptly at its expense, and in no event later than ten (10) Business Days after the end of the period for the delivery of the Warrants and payment of the Exercise Price (or pro rata portion thereof in the case of a Partial Exercise) pursuant to Section 3.4(a)(i), cause to be issued as directed by the Holder of such Warrants the total number of whole Common Shares

16

for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article IV) registered as directed by the Holder.

(b)             The Warrant Exercise Shares shall be deemed to have been issued at the time at which all of the conditions to such exercise have been fulfilled, and the Holder, or other person to whom the Holder shall direct the issuance thereof, shall be deemed for all purposes to have become the holder of such Warrant Exercise Shares at such time.

Section 3.6.         Reservation of Shares.

(a)             During the Exercise Period, as applicable, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of issuance upon the exercise of the Warrants, a number of Common Shares equal to the aggregate Warrant Exercise Shares issuable upon the exercise of all outstanding Warrants. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Common Shares may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party on the date hereof, any requirements of any securities exchange upon which ADSs may be listed or any applicable Laws. The Company shall not take any action which would cause the number of authorized but unissued Common Shares to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants with due regard to adjustments resulting from adjustments included in Article IV hereto. For the avoidance of doubt, upon any Partial Exercise pursuant to Section 3.2A and the corresponding termination of unexercised Warrants in accordance with Section 3.2A(b)(iii), the Company’s obligation to reserve Common Shares hereunder shall automatically be reduced to reflect only those Warrants that remain outstanding (if any).

(b)             The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Exercise Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and non-assessable and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof, pursuant to Section 3.8 below. If at any time prior to the expiration of the Exercise Period the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may, in the opinion of its counsel, be reasonably necessary (including seeking stockholder approval, if required) to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Exercise Shares to issue Warrant Exercise Shares upon the exercise of Warrants.

(c)             The Company represents and warrants to the Holders that the issuance of the Warrants and the issuance of Common Shares upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party on the date hereof.

Section 3.7.         Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital

17

stock in connection with the exercise of any Warrants, and in any case where a Holder of Warrants would, except for the provisions of this Section 3.7, be entitled under the terms thereof to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Warrants, issue or cause to be issued only the largest whole number of Warrant Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Holder shall not have any rights or be entitled to any payment with respect to such fraction of a share); provided that the number of whole Warrant Exercise Shares which shall be issuable upon the contemporaneous exercise of any Warrants shall be computed on the basis of the aggregate number of Warrant Exercise Shares issuable upon exercise of all such Warrants.

Section 3.8.         Payment of Taxes. In connection with the exercise of any Warrants, the Company shall pay all expenses in connection with, and all transfer, registration, documentary, value added, stamp or similar taxes and other charges of any Governmental Authority that may be imposed with respect to, the issuance or delivery of Warrant Exercise Shares upon such exercise by the Holders or the Comissário on behalf of the Holders; provided, however, that the Company shall not be required to pay (i) any applicable withholding or income tax imposed by any Governmental Authority on the Holders or any other Person or (ii) any transfer, registration, documentary, value added, stamp or similar taxes and other charges imposed by any Governmental Authority on the issuance or delivery of the Warrant Exercise Shares to any Person other than the Holders or the Comissário on behalf of the Holders, and no such issuance or delivery shall be made to any Person other than the Holders or the Comissário on behalf of the Holders unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or other charge, or has established to the satisfaction of the Company that such tax or other charge has been paid. The Company shall also pay under Section 3.2(c) of the Equity Investment Agreement all applicable capital gains or other similar taxes (“capital gains taxes”) incurred by the Holders or the Comissário on behalf of the Holders in connection with any exchange or conversion of the Warrant Exercise Shares into the Company’s ADS program by the Comissário on behalf of the Holders; provided, however, if the Holders' actual Taxes are reduced on a subsequent sale (or taxable event) of such ADS because of the incurrence of such capital gains taxes, the Holders shall promptly reimburse the Company to the extent of such reduction on a “with and without” basis (not to exceed the amount of capital gains taxes actually paid by the Company with respect to such issuance, exchange or conversion). For purposes of the foregoing, any economic benefit realized by the Holders as a result of an increased tax basis or similar tax attribute arising from the payment of such capital gain or similar Taxes shall be taken into account in determining the amount of such reduction, whether such benefit is realized directly through a decrease in Taxes payable or indirectly through the utilization of tax attributes generated thereby, including any reduction in taxable gain, increase in deductible loss, or creation or enhancement of tax credits or similar attributes resulting from such increased tax basis. If the Company pays any capital gains taxes and the Company later receives a refund of or credit in respect of such capital gains taxes, the Holders' reimbursement obligation as set forth in the foregoing shall no longer apply to the extent of the capital gains taxes that were refunded or credited to the Company, and the Company shall promptly repay to the Holders the value of any refund or credit of such capital gains taxes for which it has already been reimbursed by the Holders to the extent the Company received reimbursements from the Holders in excess of the amounts the Company paid in respect of such tax (taking into account the refund or credit). The Subscriber shall promptly provide the Company with all reasonably requested documentation and tax forms that, in the Company's discretion, may reasonably assist

18

the Company in any of the calculations, payments, reimbursements, claims, refunds, credits, or other determinations under this Section 3.8.

Section 3.9.         Antitrust Approval.

(a)             The terms and conditions of Section 6.4 of the Equity Investment Agreement shall apply mutatis mutandis.

ARTICLE IV.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT
EXERCISE SHARES

In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Article IV, and the number of Common Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article IV.

Section 4.1.         Subdivision or Combination of Common Shares. In the event that the amount of outstanding Common Shares are increased or decreased by combination (by reverse stock split or reclassification) or subdivision (by any stock split or reclassification) of the Common Shares or any distribution by the Company of additional Common Shares to all holders of Common Shares (“Additional Common Shares”), then, on the effective date of such combination, subdivision or distribution, the number of Warrant Exercise Shares issuable on exercise of the Warrants shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in the outstanding Common Shares. Whenever the number of Warrant Exercise Shares purchasable upon the exercise of the Warrants is adjusted pursuant to this Section 4.1, the Exercise Price in United States dollars per Common Share shall be adjusted (to the nearest cent (USD $0.000001)) by multiplying such Exercise Price in United States dollars immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of Common Shares outstanding immediately prior to such combination, subdivision or distribution and (b) the denominator of which shall be the number of Common Shares outstanding immediately thereafter accordingly, but without changing the aggregate Exercise Price in United States dollars of USD$100,000,000.

Section 4.2.         Distributions. If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period fixes a record date for the making of a distribution to all holders of Common Shares of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding issuance of Additional Common Shares referred to in Section 4.1), then, in each such case, the Exercise Price in United States dollars in effect prior to such record date shall be adjusted thereafter to the price determined by the following formula:

EP1 = EP0 x (CP0 - FV)/CP0

where

19

EP1	=	the Exercise Price in United States dollars in effect immediately following the application of the adjustments in this Section 4.2;
EP0	=	the Exercise Price in United States dollars in effect immediately prior to the application of the adjustments in this Section 4.2;
CP0	=	the Current Sale Price of the Common Shares on the last trading day preceding the first date on which the Common Shares trade regular way without the right to receive such distribution; and
FV	=	the amount, in USD$, of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Common Share, as reasonably determined in good faith by the Board of Directors.

Such adjustment shall be made successively whenever such a record date is fixed (an “Adjustment Event”). In such Adjustment Event, the number of Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the Exercise Price in United States dollars in effect immediately prior to the adjustment by (y) the new Exercise Price in United States dollars immediately following such adjustment.

In the event that such distribution is not so made, the Exercise Price in United States dollars and the number of Warrant Exercise Shares issuable upon exercise of the Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price in United States dollars that would then be in effect and the number of Warrant Exercise Shares that would then be issuable upon exercise of the Warrants if such record date had not been fixed.

Section 4.3.         Pro Rata Repurchase Offer of Common Shares. If at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period the Company consummates a Pro Rata Repurchase Offer of Common Shares, then the Exercise Price in United States dollars shall be reduced to the price determined by the following formula:

EP1 = EP0 x (OS0 x CP0 ) – AP
(OS0 – SP) x CP0

where

20

EP1	=	the Exercise Price in United States dollars in effect immediately following the application of the adjustments in this Section 4.3 (but in no event greater than EP0);
EP0	=	the Exercise Price in United States dollars in effect immediately prior to the application of the adjustments in this Section 4.3;
OS0	=	the number of Fully Diluted Common Shares outstanding immediately before consummation of such Pro Rata Repurchase Offer;
CP0	=	the Current Sale Price of a Common Share on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase Offer;
AP	=	the aggregate purchase price in USD$ (including the fair market value, as reasonably determined in good faith by the Board of Directors, of any non-cash consideration included therein) paid for the Common Shares in the Pro Rata Repurchase Offer; and
SP	=	the number of Common Shares so repurchased in the Pro Rata Repurchase Offer.

In such event, the Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the Exercise Price in United States dollars in effect immediately prior to the adjustment by (y) the new Exercise Price in United States dollars immediately following such adjustment. For the avoidance of doubt, no increase to the Exercise Price in United States dollars or decrease in the Warrant Exercise Shares issuable upon exercise of the Warrants shall be made pursuant to this Section 4.3.

Section 4.4.         Reorganization, Reclassification, Consolidation, Merger or Sale.

(a)             In connection with any Change of Control prior to the expiration of the Exercise Period, the Holder(s) shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Change of Control (if the Holder had exercised such Warrant immediately prior to such Change of Control) with respect to or in exchange, as applicable, for the number of Warrant Exercise Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Change of Control. The Company shall not effect any Change of Control unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Change of Control, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article IV), the obligation to deliver to the

21

Holders such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holders shall be entitled to receive upon exercise of the Warrants.

(b)             The Company shall, to the extent and as soon as reasonably practicable, provide the Holder with notice of a transaction that constitutes a Change of Control prior to the consummation thereof and shall provide reasonable detail of the material terms of such Change of Control to the extent then known to the Company.

Section 4.5.         Notice of Adjustments. Whenever the number and/or kind of Warrant Exercise Shares or the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver, or cause to be prepared and delivered, forthwith to the Holder a written statement setting forth the adjusted number and/or kind of shares issuable upon the exercise of Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 4.6.         Application to Partial Exercise. In the event of a Partial Exercise pursuant to Section 3.2A, any adjustments to the Exercise Price and/or the number of Warrant Exercise Shares that would otherwise be made pursuant to Sections 4.1, 4.2, 4.3, or 4.4 shall be calculated and applied solely with respect to the Warrants actually exercised as of the applicable Exercise Date. For the avoidance of doubt, (a) adjustments shall be applied to determine the number of Common Shares issuable upon such Partial Exercise and the corresponding pro rata Exercise Price payable therefor, and (b) no adjustment shall be made with respect to any Warrants that terminate unexercised pursuant to Section 3.2A(b)(iii).

ARTICLE V.

TRANSFER AND EXCHANGE OF WARRANTS

Section 5.1.         Registration of Transfers and Exchanges.

(a)             No Warrants or Warrant Exercise Shares shall be sold, exchanged or otherwise Transferred (i) in violation of the Securities Act or state securities Laws or the Company’s articles of incorporation or (ii) to any Person other than a Permitted Transferee. Any Transfer or purported Transfer of any Warrants in violation of this Section 5.1(a) shall be void ab initio and of no effect. The Warrants may be transferred only privately, directly through the Bookkeeping Agent, in accordance with applicable Law and this Agreement.

(b)             The Warrants are subject to private placement, without any public offering efforts or intermediation by financial institutions that are part of the distribution system, and therefore are not subject to Article 19 of Law 6,385/1976, CVM Resolution 160/2022, or CVM Resolution 161/2022.

Section 5.2.         United Securities. The only equity securities in the Company being offered, issued and/or sold to United in connection with, substantially concurrently with, or prior to completion of, the ERO or otherwise in connection with the Plan of Reorganization are the equity securities issued to United pursuant to that certain Amended and Restated Equity Investment Agreement and that certain Warrant Agreement, each dated of as February 17, 2026, each as may

22

be amended from time to time, including by that certain Amended and Restated Warrant Agreement (the “A&R United and Additional Investment Warrant Agreement”), dated as of the date hereof. For the avoidance of doubt, such agreements may not be amended in order to increase the number of equity securities of the Company issuable thereunder without the prior written consent of the Holder.

ARTICLE VI.

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 6.1.         No Rights or Liability as Stockholder. Nothing contained herein shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. The vote or consent of any Holder shall not be required with respect to any action or proceeding of the Company and no Holder shall have any right not expressly conferred hereunder or under, or by applicable Law with respect to, the Warrants held by such Holder. No Holder, by reason of the ownership or possession of a Warrant, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Shares prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 6.2.         Notice to Holders. The Company shall give notice to Holders by regular mail, if at any time prior to the expiration or exercise in full or termination of the Warrants, any of the following events shall occur:

(a)             the payment of any dividend payable in any securities upon Common Shares or the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Shares;

(b)             the issuance to all holders of Common Shares of any additional Common Shares or of rights, options or warrants to subscribe for or purchase Common Shares or of any other subscription rights, options or warrants;

(c)             a Pro Rata Repurchase Offer;

(d)             a Change of Control;

(e)             a dissolution, liquidation or winding up of the Company; or

(f)              the occurrence of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article IV.

23

Such giving of notice shall be initiated at least ten (10) days prior to the date fixed as the record date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or of the stockholders entitled to vote on such Change of Control, dissolution, liquidation or winding up or the proposed effective date of a Pro Rata Repurchase Offer or any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article IV. Such notice shall specify such record date or the date of closing the stock transfer books or proposed effective date, as the case may be. Failure to provide such notice shall not affect the validity of any action taken. For the avoidance of doubt, no such notice (or the failure to provide it to the Holder) shall supersede or limit any adjustment called for by Article IV by reason of any event as to which notice is required by this Section.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.1.         Other SIP Subscription Agreements. The parties hereto agree that each Other SIP Subscription Agreement(s) in effect on the date hereof reflects material terms and conditions, and entitles the subscriber thereunder to rights thereunder, are no more favorable than the material terms of this Agreement. The Company represents that, subsequent to entry into this Agreement, any amendments to the Other SIP Subscription Agreement(s) shall contain substantially the same terms and conditions as, and is no more favorable than, this Agreement (excluding, for purposes of this Section 7.1, any terms, conditions, and rights that were, from time to time, offered to the Holder hereunder but were not accepted).

Section 7.2.         Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, and the Holder and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, and the Holders, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.3.         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation) or electronic mail (upon transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

if to the Company, to:

Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil
Fax: +55 11 4134-9890
Attn: Raphael Linares Felipe
Edson Massuda Sugimoto

24

Email: raphael.linares@voeazul.com.br
edson.massuda@voeazul.com.br

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Timothy Graulich
Jarret Erickson
Richard J. Steinberg
Benjamin Weissler
Email: timothy.graulich@davispolk.com
jarret.erickson@davispolk.com
richard.steinberg@davispolk.com
benjamin.weissler@davispolk.com

if to the Holder, to:

American Airlines, Inc.
1 Skyview Drive
Fort Worth, TX 76155
Attn: Michelle Early
Jeff Ogar
Email: Legal.Notices@aa.com
corp.dev@aa.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Antonio Del Pino
Andrew Sorkin
Carlos Ardila
Jon Weichselbaum
Email: antonio.delpino@lw.com
andrew.sorkin@lw.com
carlos.ardila@lw.com
jon.weichselbaum@lw.com

Section 7.4.         Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions,

25

stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.

Section 7.5.         Examination of this Agreement. A copy of this Agreement, and of the entries in the books of the Company or the Bookkeeping Agent, as applicable, relating to such Holder’s Warrants, shall be available at all reasonable times at an office designated for such purpose by the Company, for examination by the Holder of any Warrant.

Section 7.6.         Counterparts. This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7.7.         Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 7.8.         Amendments.

(a)             Subject to Section 7.8(b) below, this Agreement may not be amended or modified except in writing signed by the Company and the applicable Holder(s).

(b)             The Company may from time to time supplement or amend this Agreement or the Warrants, as follows:

(i)                 with the approval of the Holder in order to cure any ambiguity, manifest error or other mistake in this Agreement or the Warrants, or to correct or supplement any provision contained herein or in the Warrants that may be defective or inconsistent with any other provision herein or in the Warrants, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders in any material respect, or

(ii)               with the prior written consent of the Requisite Holders; provided, however, that the consent of each Holder adversely affected thereby shall be required for any amendment that (a) reduces the term of the Warrants (or otherwise modifies any provisions pursuant to which the Warrants may be terminated or cancelled), (b) increases the Exercise Price and/or decreases the number of Warrant Exercise Shares (or, as applicable, the amount of such other securities and/or assets) deliverable upon exercise of the Warrants, other than such increases and/or decreases that are made pursuant to Article IV, or (c) modifies, in a manner adverse to the Holders generally, the material anti-dilution provisions set forth in Article IV.

(c)             Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 7.8 shall be binding upon all Holders and upon each future Holder and the Company. In the event of any amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders. Any failure of the Company to give such notice or any defect therein shall not, however, in any way impair or affect the validity of any such amendment.

26

Section 7.9.        No Inconsistent Agreements; No Impairment. The Company shall not, on or after the date hereof, enter into any agreement which conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to any other persons under any other agreements. The Company shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.

Section 7.10.     Integration/Entire Agreement. This Agreement and the Equity Investment Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Holder. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrants. This Agreement supersedes all prior agreements (including the Original Agreement) and understandings between the parties with respect to the Warrants.

Section 7.11.     Governing Law, Etc. Except with respect to matters required to be governed by the laws of Brazil, this Agreement shall be governed by and construed in accordance with the laws of the State of New York . Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and of the U.S. federal courts located in the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 7.3 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 7.12.     Termination. This Agreement will terminate on the earliest of (i) such date when all Warrants have been exercised with respect to all shares subject thereto and all such shares delivered to the Holder according to the terms herein, (ii) such date when (A) a portion of the Warrants has been exercised pursuant to a Partial Exercise under Section 3.2A and all Common Shares issuable upon such Partial Exercise have been delivered to the Holder and (B) all remaining Warrants have terminated in accordance with Section 3.2A(b)(iii), or (iii) subject to the limitations set forth in Section 3.2 that relate to the survival of the Warrants, the expiration of the Exercise Period without the exercise by the Holder.

Section 7.13.     Waiver of Trial by Jury. Each party hereto, including each Holder by its receipt of a Warrant, hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

27

Section 7.14.        Remedies. The Company hereby agrees that, in the event that it violates any provisions of the Warrants (including, in the case of the Company, the obligation to deliver Common Shares upon the exercise thereof), the remedies at law available to the Holder of such Warrant may be inadequate. In such event, the Requisite Holders and, other than in the event the Company fails to deliver Warrant Exercise Shares upon a Holder’s exercise of its Warrants (which shall not require the consent of the Requisite Holders), with the prior written consent of the Requisite Holders, the Holder of such Warrants, shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Agreement and the Warrants.

Section 7.15.     Costs of Enforcement. The Company shall reimburse the Holder for its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) incurred in enforcing any rights or remedies under this Agreement, whether in court, arbitration, or otherwise, including in connection with any appeal or judgment enforcement.

Section 7.16.     Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[Signature Page Follows]

28

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

AZUL S.A.

By:	/s/ John Peter Rodgerson Name: John Peter Rodgerson Title: Chief Executive Officer

AMERICAN AIRLINES, INC.

By:	/s/ Anthony Richmond Name: Anthony Richmond Title: Executive Vice President, Corporate Affairs and Chief Legal Officer

[Signature Page to Amended and Restated Warrant Agreement]

SCHEDULE 1A

Form of First Tranche Warrants

[Previously filed as filed as Exhibit 99.3 of Form 6-K (File No. 001-38049) as filed with the SEC on February 23, 2026, and incorporated by reference herein)]

SCHEDULE 1B

Form of Second Tranche Warrants

[Contemporaneously filed as Exhibit 10.34 of Amendment No. 1 to Form F-6 (File No. 333-295577) as filed with the SEC contemporaneously with the filing of this Exhibit 10.32, and incorporated by reference herein)]

EXHIBIT A

Revised Equity Ownership Table

[***]